EXHIBIT 99.1
For Immediate Release
ROCKY MOUNTAIN CHOCOLATE FACTORY REPORTS
24.6% INCREASE IN FIRST QUARTER NET INCOME
DILUTED EARNINGS PER SHARE RISE 25.0% TO $0.15
DURANGO, Colorado (July 13, 2010)—Rocky Mountain Chocolate Factory, Inc. (NASDAQ Global Market: “RMCF”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported its operating results for the first quarter of FY2011.
For the three months ended May 31, 2010, total revenues increased 14.2 percent to approximately $7.6 million, compared with approximately $6.7 million in the first quarter of FY2010. Same-store sales at franchised retail units increased 0.7 percent during the most recent quarter, when compared with the prior-year period. Total factory sales rose 10.9 percent, primarily due to a 15.8 percent increase in shipments of product to customers outside the Company’s network of franchised retail stores, an increase in sales of product to Cold Stone Creamery co-branded locations, and a 0.5% increase in same-store pounds purchased by domestic franchisees, partially offset by a 4.4% decrease in the average number of franchised stores in operation.
Net income increased 24.6% to approximately $932,000 in the first quarter of FY2011, versus approximately $748,000 in the first quarter of FY2010. The improvement in earnings was primarily due to higher same-store sales at franchised locations, increased factory product sales, a 110 basis-point improvement in factory margins, and increases in franchise fees, royalty income and marketing fees, when compared with the prior-year period. Basic and diluted earnings per share increased 25% to $0.15 in the most recent quarter, compared with $0.12 in the first quarter of FY2010.
“We are pleased to report a 24.6% increase in earnings during the first quarter of FY2011, despite continued economic uncertainty and only modest gains in customer traffic at retail shopping malls and in other retail venues where our stores are located,” commented Bryan Merryman, Chief Operating Officer and Chief Financial Officer of Rocky Mountain Chocolate Factory, Inc. “We are encouraged by slight improvements in same-store pounds of products purchased from our factory in Durango by franchisees and double-digit percentage growth in sales to customers outside of our retail store network. This represented our second consecutive quarter of positive same-store sales comparisons, following nine quarters of declines, and we remain ‘cautiously optimistic’ regarding the balance of our fiscal year.”
“Although our franchisees have continued to grapple with a very difficult credit environment, two domestic franchised Rocky Mountain Chocolate Factory stores, along with seven Cold Stone Creamery co-branded locations, opened in the most recent quarter. While the average number of domestic franchised stores in operation declined 4.4 percent during the past 12 months due to the impact of economic recession and tight credit markets upon certain franchisees, I am pleased to report that only 6 stores closed during the first quarter of FY2011. When we closed out the first quarter on May 31, 2010, the Company and its franchisees operated 347 stores, including 26 co-branded Cold Stone Creamery units, and 11 stores had been sold to franchisees or licensees but were not yet open.”
“Operating cash flows remained strong during the quarter ended May 31, 2010. Approximately $1.6 million in net cash was generated by operating activities, which was more than double the combined total of capital expenditures and cash dividends paid to shareholders. Cash and cash equivalents increased 18% to $4.4 million at the end of the first quarter, compared with $3.7 million as of February 28, 2010. Our balance sheet reflected a healthy 3.8-to-1.0 current ratio, we had no debt outstanding, and stockholders’ equity approximated $15.2 million as of May 31, 2010,” concluded Merryman.

During the first quarter of FY2011, franchisees opened new stores in Delafield, Wisconsin, Sudbury, Ontario and Woodbridge, Virginia as well as Cold Stone Creamery co-branded stores in American Fork, Utah, Charlotte, North Carolina, Layton, Utah, Orlando, Florida, Pleasantville, New York, Springfield, Missouri and Taylor, Michigan. A complete list of stores is available on the Company’s website at www.RMCF.com.
On June 11, 2010, the Company paid its 28th consecutive quarterly cash dividend, in the amount of $0.10 per share, to shareholders of record May 27, 2010.
The Company will host a conference call today, Tuesday, July 13, 2010, at 4:15 p.m. EDT to discuss first quarter operating results and other topics of interest. To participate in the conference call, please dial 800-860-2442 (international/local participants dial 412-858-4600) approximately five minutes prior to 4:15 p.m. EDT and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call”. A replay of the conference call will be available one hour after completion of the call until July 20, 2010 at 5:00 pm EDT by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering conference I.D. # 442439.
Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF”.
Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s agreement with Cold Stone Creamery, Inc. to open co-branded stores, including but not limited to new store openings and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.
For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

STORE INFORMATION

	New stores opened during the first
	three months ended	Stores open as of
	May 31, 2010	May 31, 2010
United States:
Franchised Stores	2	258
Company-owned Stores	0	12
International Licensed Stores	1	51
Cold Stone Co-branded	7	26

Total	10	347

Interim Unaudited
STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended May 31,		Three Months Ended May 31,
	2010	2009	2010	2009
Revenues
Factory sales	$5,414	$4,881	71.1%	73.2%
Royalty and marketing fees	1,311	1,272	17.2%	19.1%
Franchise fees	77	10	1.0%	0.1%
Retail sales	813	506	10.7%	7.6%
Total revenues	7,615	6,669	100.0%	100.0%

Costs and Expenses
Cost of sales	4,049	3,608	53.2%	54.1%
Franchise costs	360	370	4.7%	5.5%
Sales and marketing	389	338	5.1%	5.1%
General and administrative	668	667	8.8%	10.0%
Retail operating	542	324	7.1%	4.9%
Depreciation and amortization	168	179	2.2%	2.7%

Total costs and expenses	6,176	5,486	81.1%	82.3%

Income from Operations	1,439	1,183	18.9%	17.7%

Interest Income	9	5	0.1%	0.1%

Income Before Income Taxes	1,448	1,188	18.9%	17.8%

Provision for Income Taxes	516	440	6.8%	6.6%

Net Income	932	748	12.2%	11.2%

Basic Earnings per Common Share	$0.15	$0.12
Diluted Earnings per Common Share	$0.15	$0.12
Weighted Average Common Shares Outstanding	6,030	5,993
Dilutive Effect of Stock Options	222	197
Weighted Average Common Shares Outstanding, Assuming Dilution	6,252	6,190

SELECTED BALANCE SHEET DATA
(in thousands)

	May 31, 2010	February 28, 2010
	(unaudited)	(audited)
Current Assets	$12,466	$12,225
Total Assets	$19,331	$18,920
Current Liabilities	$3,279	$3,294
Stockholders’ Equity	$15,178	$14,731